[Translated from French]

Permanent Employment Agreement

BY AND BETWEEN THE UNDERSIGNED:

Travelzoo (Europe) Limited,
A company incorporated in England with its registered office at
151 Shaftesbury Avenue,
London WC2H 8AL
England

Whose French branch is located at
13, boulevard Haussmann,
75009 Paris
France

The branch is registered with the Paris Trade and Companies Registry Trade under number 494 888 019 00044, registered with the URSSAF under number 1171512478244 and represented for the purposes hereof by Mr. Stephen Dunk, in his capacity as director and legal representative.

The branch is acting herein as employer, but also in the interest of Travelzoo and Travelzoo (Europe) Limited, in whose interest this contract is concluded.

ON THE ONE HAND
("The Company")
AND
Mrs. Michèle Huiban

ON THE OTHER HAND
("The Employee")

hereinafter together "the Parties”

Preamble

The Company is defined as the French branch of Travelzoo (Europe) Limited, also acting on behalf of Travelzoo and Travelzoo (Europe) Limited (collectively, the “Travelzoo Group”).
The Company wishes to employ the Employee under the terms and conditions of this employment agreement (hereinafter the "Agreement"), which the Employee accepts.
The Employee represents and warrants that she is free of any commitment (non-competition clause or other) with respect to any former employer or other third party, as of the date of hire, in a way that would prevent her from performing the duties covered by this Agreement.
In accordance with the provisions of Article R.4624-10 of the French Labour Code, the Employee shall have a medical information and prevention visit within three months of taking up her position.
The single declaration of employment of the Employee will be made by the Company to the competent URSSAF, with which the Company is registered.

The Employee may exercise her right of access and rectification under Law No. 78-17 of January 6, 1978 with this body.

The Employee is hereby informed that during the term of this Agreement, she shall have a professional interview every two years from the date of hire.

The professional interview is devoted to the prospects for professional development, particularly in terms of qualifications and employment. It also includes information on the validation of acquired experience.

Accordingly, this Agreement is entered into on the following terms and conditions between the Parties:

1.Appointment

a.The Employee will be hired on an open-ended contract as of April 1st, 2021 as Chief Financial Officer of the Travelzoo Group, executive status, position 3.4, according to the Collective Agreement of Advertising (IDCC 86) of which the Employee acknowledges having been able to review beforehand and which she can consult on www.legifrance.fr .

b.The present Agreement will only become definitive after a trial period of 3 months of actual work.

    If the trial period is terminated by the Company, the Employee will be notified in writing within:
–24 hours for less than 8 days of employment;
–48 hours for between 8 days and 1 month of employment; or
–2 weeks for more than 1 month of employment.

    If the trial period is terminated by the Employee, the Company must be notified in writing within:
–24 hours for less than 8 days of employment; or
–48 hours for 8 days or more of employment.

    The termination of the Agreement takes effect at the end of the notice period and, at the latest, on the last day of the trial period.
2.Duties and Responsibilities

a.As Chief Financial Officer, the Employee will be responsible for overseeing, controlling and directing all of the Travelzoo Group's financial activities and operations worldwide, in accordance with the global strategy defined with her superior.
b.The Parties agree that the list of duties described above is not exhaustive and that the Company reserves the right to modify the content thereof without such modification constituting in any way a modification of this Agreement, which the Employee expressly acknowledges by signing this Agreement. However, in the event that such changes are made, they shall not materially alter the nature of Employee's duties.
c.The Employee will perform all her duties under the authority of the Company and under the control of the Travelzoo Group's Chairman or the Travelzoo Group's Global Chief Executive Officer (CEO), to whom she will report regularly.

3.Place of work

Given the nature of the Employee’s duties, in order to meet the Company's needs, the Employee may be asked to travel and work in one of the Company's offices in France or abroad, with reasonable prior notice. Such travel shall constitute a maximum of 30% of the Employee's working time each quarter, which she expressly accepts, without this constituting a change to this Agreement.

4.Remuneration

In consideration for the performance of the Employee’s duties, the Employee shall receive a gross annual salary of € 350,000, paid in twelve (12) monthly instalments, representing a gross monthly salary of € 29,166.67.

In addition, the Employee will be eligible for a quarterly bonus of € 25,000, paid at the end of each calendar quarter after the filing of the Travelzoo Group's 10-K and 10-Q reports within the time limit prescribed by law and which will be freely assessed by the Travelzoo Group's Chairman.

Given the Employee’s level of remuneration, the nature of her duties and the actual conditions under which she performs them, implying a high degree of independence in the organization of her schedule and allowing her to make decisions in a largely autonomous manner, it is agreed that the Employee's gross remuneration is the lump-sum consideration for her employment and is independent of the number of working hours that she will have actually devoted to the accomplishment of her mission, as the Employee has the status of a senior executive within the meaning of the provisions of Article L. 3111-2 of the French Labour Code.

5.Business expenses

Business expenses incurred by the Employee in the performance of her duties with the Company will be reimbursed upon presentation of the relevant receipts. Reimbursement will be made in accordance with the Company's expense reimbursement policy, of which the Employee acknowledges that she has reviewed.

6.Social Protection

The Employee will benefit from all supplementary health and welfare plans existing in the Company or that may be set up for employees in her category. In this respect, she will contribute to the financing of these plans by deducting the related contributions from her salary, which she accepts.

The pension contributions will be paid to the ARRCO / AGIRC pension funds.

7.Absences, Sickness

Any foreseeable absence must be authorized by the Company. Furthermore, in the event of sickness or any other impediment, the Employee shall inform the Company as soon as possible so that all useful measures can be taken to ensure the appropriate coverage of her duties. The Employee must provide the appropriate supporting documents within 48 hours.

8.Paid leave

The Employee's paid leave entitlement will be determined in accordance with the applicable legal and contractual provisions. The dates of the Employee's paid leave will be determined in agreement with her supervisor, according to the needs of the Company.

9.Termination of the employment agreement

During the trial period, this Agreement may be terminated without compensation, provided thatthe notice period as required by the applicable legal and conventional provisions mentioned in Article 1 above is observed.

At the end of the trial period provided for in Article 1 hereof, this Agreement may be terminated by either party at any time, subject to compliance with a notice period equal to that provided for by law or the Collective Agreement. However, no notice period is due in the event of gross negligence or gross misconduct, in the event of force majeure or in the event of termination by mutual agreement.

10.Privacy

In the course of performing this Agreement, the Employee may receive or have access to Confidential Information, as defined below, concerning the activities and the business of the Company, the Travelzoo Group and/or its customers. The Employee is expressly prohibited, both during the term of this Agreement and after its termination, from:
–disclosing any Confidential Information to any person or entity, and

–using such Confidential Information for her own benefit or for the benefit of another person or entity, except for the purposes of the Employee’s duties pursuant to this Agreement, or as required by law.

For the purposes of the foregoing, the term "Confidential Information" shall mean all information, whether written or oral, known or intended to be known only to employees of the Company and/or the Travelzoo Group, or any of its affiliated entities in France or abroad, or to its customers, and relating to any activities, business, prospects or financial conditions of interest to the Company or any of its entities, or to any of its customers or partners, other than information in the public domain, in particular (a) commercial or financial information and data; (b) information regarding staff members and remuneration granted; (c) marketing plans and related information; (d) names, lists, contact information and practices of customers and suppliers; (e) media achievements and information, creative works, products, designs, creative concepts, illustrations, drawings, sketches, photographs, original documents and copies, software, developments, memoranda, data, improvements and management methods; and (f) business methods, techniques and projects, as well as the information contained therein.

In addition, the Employee expressly agrees to restore or transfer, on the day of termination of her employment with the Company or at the first request of the Company, for any reason whatsoever, and without the need for any prior action or formal notice from the Company, any written or recorded medium containing Confidential Information, including, but not limited to, any documents, models, plans, statistics, diskettes and copies in her possession, as well as any other material or property of the Company entrusted to her.

11.Non-solicitation

The Employee shall not, during the term of this Agreement and for a period of six (6) months following the termination of this Agreement, approach, solicit or attempt to solicit, employ, or procure employment for any person who is an employee of the Company.
12.Non-competition
a.At the end of this Agreement, regardless of the Party terminating it and for any reason whatsoever, the Employee, in view of her duties which will give her access to information and data relating to the Company's commercial strategy, positioning and customer portfolio, undertakes:

–not to enter the service of any other company manufacturing or marketing products or services that may compete with the Company’s products and services;
–not to develop such a competing activity on its own behalf;
–and/or not to participate, directly or indirectly, in any such activity in any capacity whatsoever, and in particular as an employee, corporate officer, consultant or independent service provider or partner of a company (other than holding less than 0.1% of a company listed on a regulated market).

"Competing activity" means advertising and publication of promotional content on the Internet in the travel or leisure sector, and more specifically, including, without limitation, the activity of event-based sales through the Internet and at discounted prices, also known as Flash Sales, whose content would be related to travel and/or holidays and/or leisure services and/or hotel services.

b.It is expressly agreed that this clause will apply for a period of one (1) year from the effective departure of the Employee from the Company and that it will cover France, the United Kingdom and the United States of America as well as companies in the same sector of activity as that of the Company or in a similar sector which, although located in other countries, would issue online promotional offers to audiences located in the countries listed above.

c.In consideration of this non-compete obligation, the Company will pay the Employee during the above-mentioned period a monthly compensation equal to 30% of the average gross monthly salary (including compensation for paid vacations, excluding any benefits in kind) calculated on the basis of the remuneration of the last twelve (12) months preceding the date of termination of this Agreement (i.e. the date of notification of termination).

d.The Company may waive this clause 12, provided that it informs the Employee in writing (confirmed for proof by registered mail with acknowledgement of receipt), within fifteen (15) days of notification of the termination of this Agreement by either Party. In this case, no compensation will be due to the Employee. This waiver shall not, however, authorize the Employee to engage in conduct constituting unfair competition or to disregard her general obligation of loyalty.

e.In the event of a breach by the Employee of this non-compete obligation in whole or in part, the Employee shall automatically owe the Employer a lump sum payment equal to the amount set forth in clause 12(c) above, such penalty to be due without the need for a formal notice to cease competitive activity. Furthermore, the Company shall be immediately released from its obligation to pay the financial compensation referred to in the third paragraph of this Article 12.

13.Compliance with anti-corruption provisions - Code of Conduct

The Employee acknowledges that she has read the rules established by the Company regarding the fight against corruption and undertakes to strictly comply with these rules and with national and international regulations in order to avoid corruption and/or influence peddling and/or money laundering or financing of terrorism.

The Employee also agrees to abide by any internal code of conduct that may be developed by the Company and brought to her attention.

14.Personal data

The Employee's personal data will be recorded and processed by the Company for the purposes of managing the employee relationship, payroll and the Company's compliance with its reporting obligations to the social security authorities, social welfare organizations and tax authorities.

The Employee's personal data is communicated to the Travelzoo Group in the context of the management of this Agreement and for the purposes of the performance of the Employee's duties. This data will therefore also be processed in countries outside of the European Union (United Kingdom and United States of America). The Company will ensure that the Employee's personal data is protected to a level at least equal to that required for agreements with countries outside the European Union.

The Employee may exercise her rights relating to her personal data directly with the Company (rights of communication, rectification, deletion, erasure). These rights shall be exercised by written request and subject, in the case of the right of erasure, to the condition that the data in question is not one that the Company must legitimately be able to hold and process in the context of this Agreement. The supervisory authority is the CNIL (www.cnil.fr).

The Employee is hereby informed that the material resources made available to her are likely to record personal data accessible to the Company (computer resources, telephony, messaging, etc.). Any messaging system made available on the Company's systems is deemed to be for professional use, with the sole exception of messaging systems identified as private, which the Employee must use for any message of a non-professional nature.

The Employee shall ensure that in the course of her activity, she does not violate the personal data legislation with respect to personal data of other employees or third parties to which she may have access.

15. Applicable law / relationship between the parties

This Agreement shall be subject to French law and to the Collective Agreement applicable to the Company with respect to its activity, i.e., to date, the Collective Agreement for Executives of Advertising and Similar Companies (IDCC 86).

As of the effective date of this Agreement, any previous contract or proposal will be considered null and void and the employment relationship will be governed by this Agreement and the aforementioned collective agreement.

Date
_____________________________

For the Company / Stephen Dunk / Global Head of Business Services	For the Employee / Michèle Huiban
/s/ Stephen Dunk	/s/ Michèle Huiban	________________________________